EXHIBIT 99

NEWS FROM:
GENERAL CIGAR HOLDINGS, INC.
387 Park avenue South                                             CONTACT:
New York, NY  10016-8899                                          JOSEPH AIRD
212/448-3800                                                      (860)243-4691


                    GENERAL CIGAR SELLS MASS MARKET BUSINESS,
                    -----------------------------------------
                      TO CONCENTRATE ON ITS PREMIUM BRANDS
                      ------------------------------------


NEW YORK--(BUSINESS WIRE)--March 26, 1999--General Cigar Holdings, Inc. (NYSE:MPP - news) and Swedish Match AB (NASDAQ:SWMAY - news) announced today that they have entered into a definitive Asset Purchase Agreement for the sale of General Cigar's mass-market cigar business to Swedish Match for $200 million in cash. The mass-market cigar business includes two manufacturing facilities, Dothan, Alabama, USA and Santiago, Dominican Republic; machinery and equipment; inventories, trademarks; and other commercial assets and liabilities. In addition, as part of the sale, General Cigar and Swedish Match have entered into an ongoing strategic relationship through a Tobacco Supply Agreement and a Master Distribution Agreement. Among the mass-market brands being sold are Garcia y Vega (the number one selling mass-market cigar using a natural leaf wrapper), White Owl, Tiparillo and Tijuana Smalls.


The terms of the Tobacco Supply Agreement call for General Cigar to supply Swedish Match's tobacco needs for the acquired business. The Master Distribution Agreement provides for Swedish Match's sales force in the U.S. to sell a select number of General Cigar's premium cigar brands that are currently sold through mass-market distribution channels.

Commenting on the transaction, Edgar M. Cullman, Jr., General Cigar's Chief Executive Officer said, "This transaction allows us to focus our efforts on the branded premium cigar business, the largest portion of our business, where we can add the greatest strategic value because of our heritage and expertise."


"The addition of the General Cigar mass-market business to our existing U.S. operations will complement our operations in the U.S. perfectly and will help to ensure that we can defend our leadership position for our entire product range in the U.S.", said Lennart Sunden, Swedish Match's CEO and President. "This strengthening of sales and distribution channels will provide a growth platform for our key strategic products such as snuff." Mr. Sunden added "The transaction will have a positive effect on net earnings and on net cash flow for Swedish Match".

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General  Cigar  expects  to use  the  net  proceeds  from  the  sale  to  reduce outstanding debt, to make selective acquisitions of premium cigar brands, for general corporate purposes and to take advantage of opportunities that may arise in the international cigar market place.

Swedish Match is an international group with headquarters in Stockholm, Sweden. The company manufactures a broad range of tobacco products, matches and disposable lighters which are sold in approximately 140 countries. Swedish Match is one of the world's largest cigar manufacturers with a turnover in the cigar operations of 900 MSEK. Annual sales in 1998 amounted to approximately 8,200 MSEK. Swedish Match is listed on the Stockholm Stock Exchange and on NASDAQ.

The transaction is subject to regulatory review and other customary closing conditions and is expected to close in late April. Peter J. Solomon Company represented General Cigar in connection with the transaction.

General Cigar Holdings, which traces it roots to 1906, is a leading manufacturer and marketer of premium cigar brands including Macanudo, Partagas, Punch (MPP) and Hoyo de Monterrey, as well as mass market cigars including Garcia y Vega, White Owl and Tiparillos. In addition to being a major grower of high-quality Connecticut shade wrapper tobacco, General Cigar owns and operates the Club Macanudo cigar bars in New York City and Chicago.

  FORWARD LOOKING STATEMENTS: Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Such statements include, without limitation, General Cigar's beliefs about trends in the cigar industry and its views about the long-term future of the industry and General Cigar. The following factors, among others, could cause General Cigar's financial performance to differ materially from that expressed in such statements: (i) changes in consumer preferences resulting in a decline in the demand for and consumption of cigars; (ii) an increase in the price of raw materials, (iii) additional governmental regulation of tobacco or tobacco litigation, (iv) enactment of new or significant increases in state or federal existing excise taxes or (v) political and/or economic instability in its foreign operations, (vi) failure to remediate Year 2000 issues and (vii) other risks and uncertainties set forth in General Cigar's other filings with the Securities and Exchange Commission. We refer you to the documents General Cigar's files from time to time with the Securities and Exchange Commission.